CUSIP NO. M41450103               Schedule 13G                      Page 1 of 13

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO. __________)(1)

                         Precise Software solutions Ltd
--------------------------------------------------------------------------------
                                (Name of issuer)

                      Ordinary Shares, $0.03 NIS par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   M41450103
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          [ ]  Rule 13d-1(d)

                       (Continued on the following pages)

                              (Page 1 of 13 Pages)

----------------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 2 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              1,301,361
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  1,301,361
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,301,361
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 3 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              1,295,207
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  1,295,207
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,295,207
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 4 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              6,154
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  6,154
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,154
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 5 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ADVENTACT Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              272,406
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  272,406
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        272,406
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 6 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adtel Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              314,598
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  314,598
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        314,598
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.3%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 7 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Golden Gate Development and Investment Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              435,823
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  435,823
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        435,823
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.8%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 8 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Israel (Bermuda) Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              29,953
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  29,953
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        29,953
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.1%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. M41450103              Schedule 13G                 Page 9 of 13
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Israel Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              242,427
      NUMBER OF        ---------------------------------------------------------
       SHARES          6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                0
        EACH           ---------------------------------------------------------
     REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON
        WITH                  242,427
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        242,427
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. M41450103              Schedule 13G                 Page 10 of 13


ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Precise Software Solutions Ltd. an Israel corporation (the "Corporation"). The address of the principal executive office of the Corporation is 1 Hashikma Street, P.O. Box 88, Savyon, Israel 56518

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:


          (1)  Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

          (4)  ADVENTACT Limited Partnership, a Delaware limited partnership;

          (5)  Adtel Limited Partnership, a Delaware limited partnership;

          (6) Golden Gate Development and Investment Limited Partnership, a Delaware limited partnership;

          (7) Advent Israel (Bermuda) Limited Partnership, a Bermuda limited partnership;

          (8) Advent Israel Limited Partnership, a Delaware limited partnership;

     The entities listed in subparagraph (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Ordinary Shares, par value $0.03 NIS per share, (the "Ordinary Shares") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Ordinary Shares is M41450103.

CUSIP NO. M41450103              Schedule 13G                 Page 11 of 13


ITEM 3. FILING PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c).

     This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c). This statement is being filed pursuant to rule 13d-1(c).


ITEM 4.  OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage based upon the number of shares of Ordinary Shares outstanding as of 12/31/01 of the Ordinary Shares beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Ordinary Shares beneficially owned by each Reporting Person is calculated in accordance with Rule 13d-3(d)(1).


                                                                           Number of Shares
                                                              --------------------------------------------         Percentage
                                                                                 Under                              of Shares
Reporting Person                                               Ordinary         Warrants             Total         Outstanding
----------------------------------------------------------     ---------------------------------------------------------------
ADVENTACT Limited Partnership (1)                                272,406        0                 272,406            1.1%
Adtel Limited Partnership (1)                                    314,598        0                 314,598            1.3%
Golden Gate Development and Investment                           435,823        0                 435,823            1.8%
Limited Partnership (1)
Advent Israel (Bermuda) Limited Partnership (1)                   29,953        0                  29,953            0.1%
Advent Israel Limited Partnership (1)                            242,427        0                 242,427            1.0%
Advent International Limited Partnership (1)                   1,295,207        0               1,295,207            5.3%
Advent International Investors II                                  6,154        0                   6,154            0.0%
Limited Partnership (2)
Advent International Corporation (1)(2)                        1,301,361        0               1,301,361            5.3%
                                                               1,301,361        0               1,301,361            5.3%
Total Group

     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which is the General Partner of the indicated Reporting Persons. As such Advent International Corporation ("AIC") has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficiary ownership of AIC, and AILP derive such power.

     (2) AIC is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities of Advent International Investors II Limited Partnership ("AI INV"). The beneficial ownership of AIC derives from such power.

     (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Ordinary Shares beneficially owned by it as indicated above.

CUSIP NO. M41450103              Schedule 13G                 Page 12 of 13


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATION.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. M41450103              Schedule 13G                 Page 13 of 13

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 2001


ADVENTACT Limited Partnership
Adtel Limited Partnership
Golden Gate Development and Investment Limited Partnership
Advent Israel (Bermuda) Limited Partnership
Advent Israel Limited Partnership

By:     Advent International Limited Partnership,
        General Partner
By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy, Vice President*

Advent International Limited Partnership
Advent International Investors II Limited Partnership

By:     Advent International Corporation,
        General Partner
By:     Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION
By:     Janet L. Hennessy, Vice President*

*For all of the above:

-----------------------------------
Janet L. Hennessy, Vice President